GOVT. OF KARNATAKA
17683
भारत 148750
AUG 29 2019
zero zero zero zero five zero zero 15:29
DEPT. OF STAMP & REGISTRATION INDIA Rs.0000500 PB6949
STAMP DUTY KARNATAKA

Interups Inc.

To

Shri. Sanjay Kumar Choudhary(Managing Director)
UNICCA EMPORIS PVT LTD.
Old SY. No 55/P-23, New SY No. 82,83 &84
Thanisandra Main Road, BellahalliCross,
Bangalore- 560064

August 29, 2019

Dear Sir,

Sub: Consent and acceptance to structure approximately 130,000 Sq foot unsold residential space inventory of Unicca Emporis Pvt Ltd, into a REIT model of finished 2 BHK and 3 BHK units in 5 towers built on a 3.2 acre land parcel, in Varthur, East Bangalore.

We are a New York based global financial services group with transactions meriting over US $5.3 Billion in Asset value, funded internally by our group's 27,000 plus qualified SDIRA & Institutional Retirement Asset Account client base. We also associate with some prominent AMCs & PE Firms in large asset acquisitions spanning Agriculture, education, hospitality & wellness, infrastructure, mining and precious metals, retailing & trading segments.

We are known for our financial modeling & asset restructuring that we orchestrated for some well-known corporate houses that carry decades of reputation as one of the largest conglomerate business groups in India. Our founder members man 200+ years of combined expertise in IB, Financial & Transaction Advisory and Tax Management Practice and co-founded other AMCs/IMCs/PE Firms that manage billions of dollars in assets. Our CEO, Ms. Louise Jones was nominated as Governor of the New York Stock Exchange.

With most of our 27,000+ SIDRA Clients being from Asian Countries, we are uniquely positioned to acquire some promising assets across Asian Markets. Recently, our focus turned on India and we are actively investing and exploring the possibility of investing into viable opportunities that have concentration of real assets.

To track into the opportunity, we have Cushman & Wakefield as our transaction advisors and Sasi Consultancy Services as Property Identifiers. The subject property's unsold inventory, developed and owned by UNNICA , with around 80 units in finished construction phase, is identified by INTERUPS for our absorption to place this asset into a residential REIT or any other specifically drawn structure to hold the as the asset building is completed and occupancy certificate has been obtained.

The asset aptly fits our need and purse and we hence confirm our interest to acquire the developmental asset as investment holding for our qualified retirement asset group and other investors in specific interest. The property block drew our attention as a long-term income generation asset suiting our Qualified Retirement Asset Account holders' investment objective.

INTERUPS INC

For UNICCA EMPORIS PVT. LTD.

Authorised Signatory

Tribeca Bridge Tower, 450 North End Avenue New York NY 10282

Phone: (646)5759161 Email: laxmi.prasad@itupglobal.com

Summarizing so, we intend to set forth some understanding for negotiating purchase of UNNICA EMPORIS Project's apartments' inventory:

1. ***Sponsor.*** UNNICA Emporis Pvt. Ltd., having registered office at Old SY. No 55/P-23, New SY No. 82,83 &84 Main Road, BellahalliCross, Bangalore- 560064*[hereinafter referred to as 'Sponsor' or "UNNICA" or Party of the First Part]*

2. ***Co-Sponsor.*** Interups Inc and/or any firm affiliated or associated or designated by Interups in India to undertake the transaction *[hereinafter referred to as 'Co-Sponsor' or 'ITUP' or Party of the Second Part];*

3. ***Why this?*** ITUP intends to co-sponsor and manage, for and on its investors behalf, certain well graded residential assets in completion ['Project'], at better values and once the project is complete it shall hold those assets through registered Structures as income generating to be later disposed at improved EV multiples for distribution of dividends and gains back to the investor;

   Subject Property in Focus. UNNICA EMPORIS located at Survey No.,11/1 Sorahunase Village,Varthur Hobli, east bank and includes all scheduled and marked buildings/units as property located on the land owned or developed by Sponsor and offered into the REIT as sponsored asset to the extent unsold and the Sponsor retains undivided share of land.

4. ***Purchase Consideration.*** A total of approximately Rs 90 Cr, including cost of registration and cost of furnising and other statutory charges shall be paid by Co-Sponsor to the Sponsor against swapping of 72% of REIT Units that sponsor gains in exchange for sponsoring assets into underlying Unicca Emporis.

   The above consideration is payable as follows

   a. Strategic Investor Investment. Subject to satisfactory due-dilignece progress and execution of binding Agreement(s) ['Agreements'], Co-sponsor shall deposit into the REIT Structure or a mutually agreable SPV, within 45 days from the date of execution of EOI, a sum of Rs. 30 Cr (Indian Rupees Thirty Crores only) *for the developer to pay the pending venderos and finish the building)*

   b. ***Balance of Co-Sponsor Investment.*** The balance of money payable by the Co-Sponsor to the Sponsor in the amount of Rs 60 Cr shall be invested into the REIT/SPV within 30 – 60 days from the date of SEBI grants Registration to the REIT (approximately 120 days)

5. ***Registration Obligations.*** Sponsor shall complete the property/ units clear of all liens, liabilities, charges, collateral securitization, pledge and mortgage etc.

INTERUPS INC

For UNICCA EMPORIS PVT. LTD

Authorised Signatory

Tribeca Bridge Tower, 450 North End Avenue New York NY 10282
[illegible]
Phone: (646)5759161 Email: laxmi.prasad@itupglobal.com

The subject property and its units shall be in finished and complete condition as detailed in the Agreement, with Occupancy and Fire Safety Certification and all other permissions and licenses obtained prior to closure for habitants to occupy the subject property and its units.

The Property and all improvements and establishment that the sponsor agrees to deliver on site such as Parking Lot, Club House and other amenities pre-defined in the Purchase and Sale Agreement.

6. ***Inspection Period.*** Co-Sponsor shall have 30 days ("Due Diligence Period") after execution of the EOI to approve or disapprove the condition of the Property agreed to be sponsored into the REIT, including the following,

   a. ***Title.*** The Co-Sponsor shall have the right to review and approve a title report and all exceptions thereto issued by the Title Company;

   b. ***Physical Condition.*** Co-Sponsor shall have the right to conduct such non-invasive soils tests, engineering studies, environmental audits and investigations, and such feasibility and other studies regarding the condition of the Property as it considers prudent;

   c. ***Documents.*** Co-Sponsor shall have the right to review all documents, permissions and licenses on record and other governmental regulations, laws, permits and approvals that apply to the Property. Co-sponsor shall also have the right to review and approve all contracts, rent rolls, plans, studies and reports related to the Property in Agreement.

   d. ***Co-Sponsors*** hereby apooint Cushman & Wakefield to carry out the above Due Dilligence.

7. ***Indemnity.*** Co-Sponsor shall indemnify, defend and hold sponsor harmless for, from and against any and all claims, damages, costs, liabilities and losses (including mechanics' liens) arising out of its entry including of its agents, designees or representatives into the subject property.

8. ***Co-Sponsor's Remedy for Sponsor's default.*** The Agreements shall provide sponsor's performance obligations as conditions precedent and if the sponsor fails in delivery of their specific performance Co-Sponsor shall have rights to undertake reasonable remedial measures to ensure sponsor's fulfilment of its obligations set as conditions precedent in the agreements.

   Parties shall make reasonable attempt to discuss and resolve any dispute(s) through amicable manner and if failing to achieve resolution may reference the matter to the Bangalore Center for International Arbitration.

9. ***Brokers.*** The only broker involved in the purchase and sale of the Property is SASI Consultancy services, Represented by Mr. N V K Srinivas. Both parties shall be responsible for payment of Brokerage or commission fee to the referenced broker(s) @ 0.5% of transaction value, to be shared by each party in equal ratio.

INTERUPS INC

For UNICCA EMPORIS PVT. LTD.

Authorised Signatory

Tribeca Bridge Tower, 450 North End Avenue New York NY 10282
Phone: (917) 880 0273 Email: ljones@itupglobal.com
Phone: (646) 5759161 Email: laxmi.prasad@itupglobal.com

10. ***Independet Appraisers and other Third Party Agencies.*** Co-Sponsor shall at its own cost appoint certain independent third party agencies to monitor and assess the claims and progress of the sponsor in completing its obligations.

11. ***Cost of Structuring & organization*** - Sponsor shall advance $10,000 to the co-sponsor towards organizing and structuring the transaction which money shall be reimbursed back to the sponsor from and out of REIT Subscription as part of REIT Registration and related SPV organizing costs.

12. ***Confidentiality.*** Both Parties shall keep all information and reports obtained from each other in strict confidence and shall not disclose any such information to any other person or entity without obtaining the prior written consent of the other party. Nor it shall use the information for any purpose other than parties define in mutual consensus through a separate Confidentialty and Non-Compete Agreement.

This consent and acceptance is a binding contract, offer and option between the sponsor and co-sponsor and shall be treated as definitive agreement for the parties move forward into making application with the Securities Exchange Board of India towards Registration of the Real Estate Investment Trust to hold the underlying assets of the SPONSOR and any additions thereupon.

Upon execution of this consent and acceptance, Co-Sponsor expressly desires exclusivity on the scheduled property and its assets.

The parties executing this letter hereby represents and warrants that they have full legal power, right and authority to do so.

Thanking you for the partnership, we promise our best and hope to have long-term fruitful venturing into expanding the REIT into a multi-billion asset venture,

Sincerely,

Laxmi Prasad

Mr. Laxmi Prasad
Chairman

INTERUPS INC

For UNICCA EMPORIS PVT. LTD.

Authorised Signatory

Accepted By
Sanjaykumar Choudhary
Managing Director
Unicca Emporis Pvt. Ltd.

Tribeca Bridge Tower, 450 North End Avenue New York NY 10282
Phone: (917) 880 0273 Email: ljones@itupglobal.com

Phone: (646)575 9161 Email: laxmi.prasad@itupglobal.com